Exhibit 99.1

Press Release

Contacts:
	Media	Analysts
	Kevin Heine	Andy Clark
	(212) 635-1569	(212) 635-1803
	kevin.heine@bnymellon.com	andy.clark@bnymellon.com

BNY Mellon to Move Forward with Capital Plan

NEW YORK, March 18, 2011— BNY Mellon, the global leader in investment management and investment services, today confirmed that the Federal Reserve did not object to its comprehensive capital plan, which provides for second quarter capital actions, including a dividend increase and share repurchases.

“We are pleased that, after a review of our capital plan, the Fed has no objection to the execution of our plan to return capital to our shareholders by increasing our dividend and resuming our share repurchase program,” said Robert P. Kelly, BNY Mellon chairman and chief executive officer.

BNY Mellon is a global financial services company focused on helping clients manage and service their financial assets, operating in 36 countries and serving more than 100 markets. BNY Mellon is a leading provider of financial services for institutions, corporations and high-net-worth individuals, offering superior investment management and investment services through a worldwide client-focused team. It has $25.0 trillion in assets under custody and administration and $1.17 trillion in assets under management, services $12.0 trillion in outstanding debt and processes global payments averaging $1.6 trillion per day. BNY Mellon is the corporate brand of The Bank of New York Mellon Corporation (NYSE: BK). Additional information is available at www.bnymellon.com.

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The information presented in this press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements, which may be expressed in a variety of ways, including the use of future or present tense language, relate to, among other things, BNY Mellon’s business and capital plans. These statements are based upon current beliefs and expectations and are subject to significant risks and uncertainties (some of which are beyond BNY Mellon’s control). Factors that could cause BNY Mellon’s results to differ materially can be found in the risk factors set forth in BNY Mellon’s Annual Report on Form 10-K for the year ended December 31, 2010 and BNY Mellon’s other filings with the Securities and Exchange Commission.